Exhibit 10.2

AMENDMENT TO THE STOCK PLANS

OF GENERAL MILLS, INC.

Effective January 1, 2007, the definition of the term “Fair Market Value” for all purposes shall equal the closing price on the New York Stock Exchange of the common stock of General Mills, Inc. on the applicable date, for the following plans:

•	1990 Salary Replacement Stock Option Plan
•	Stock Option and Long Term Incentive Plan of 1993
•	1995 Salary Replacement Stock Option Plan
•	1996 Compensation Plan for Non-Employee Directors
•	1998 Employee Stock Plan
•	1998 Senior Management Stock Plan
•	2001 Compensation Plan for Non-Employee Directors
•	2003 Stock Compensation Plan
•	2005 Stock Compensation Plan
•	2006 Compensation Plan for Non-Employee Directors
•	Deferred Compensation Plan
•	Executive Incentive Plan

This amendment shall not change the exercise price for any stock options granted prior to January 1, 2007.